Exhibit 99.2
Big Lots
First Quarter 2021 Edited Earnings Call Transcript
May 28, 2021

Presenters
Bruce Thorn - President, CEO
Jonathan Ramsden - Executive Vice-President, Chief Financial and Administrative Officer

Q&A Participants
Joe Feldman - Telsey Advisory Group
Peter Keith - Piper Sandler
Anthony Chukumba - Loop Capital Markets
Jason Haas - Bank of America
Brad Thomas - KeyBanc Capital Markets
Renato Basanta - Barclays

Operator
Ladies and gentlemen, good morning and welcome to the Big Lots First Quarter Conference Call. Currently, all lines are in a listen-only mode. A question and answer session will follow the prepared remarks. If you require operator assistance, please press star-zero on your telephone keypad. As a reminder, this conference is being recorded.

On the call today are Bruce Thorn, President and CEO, and Jonathan Ramsden, Executive Vice President, Chief Financial, and Administrative Officer.

Before starting today's call, the company would like to remind you that any forward-looking statements made on the call involve risks and uncertainties that are subject to the company's safe harbor provisions as stated in company's press release and SEC filings, and that actual results can differ materially from those described in forward-looking statements.

The company would like to also point out that, where applicable, commentary today is focused on adjusted non-GAAP results. Reconciliations of GAAP to non-GAAP adjusted results are available in today's press release.

I will now turn the call over to Bruce Thorn, President and CEO of Big Lots. Mr. Thorn, please go ahead.

Bruce Thorn
Thank you and good morning everyone.

We just completed another outstanding quarter. While we knew that comparisons were going to be tough, and they will be more so as we go through the second quarter, we continued to see strength from our core, underlying business and our successfully executed Operation North

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Star strategic initiatives. In addition, we were positively impacted by the third round of stimulus distributions beginning in the second week of March, which further enhanced our topline and drove stellar inventory sell throughs. As a result of all of the above, comparable sales for the first quarter increased 11.3% versus our guidance of low single digits, and our diluted earnings per share were $2.62, marking our strongest first quarter ever.

As we have seen over the past five quarters, fulfilling increasing demand, while rolling out our Operation North Star strategic initiatives, delivering new omnichannel capabilities, demonstrating agility, and improving how we serve our customer, takes focused, coordinated and dedicated execution. Our teams in store, in the distribution centers, and in our home office have taken our performance to the next level, and I want to take this opportunity to thank them all for their efforts and contributions. None of this could be possible without your dedication and care for our customer – helping her Live Big and Save Lots! We were particularly pleased that our strong results enabled us to reward our tens of thousands of store and DC hourly associates with special cash bonuses for the quarter.

Before addressing this past quarter in detail, I want to give two important corporate updates. First, Big Lots began the year by publishing our first annual Corporate Social Responsibility Report. We take our role as members of the community very seriously and continue to make sure that, while we are playing to win, we are also doing good by doing right; respecting the environment, giving back to our communities, and ensuring we have an inclusive, equitable and diverse workplace. I encourage you to visit our website and review our report. We are proud of the direction that we are taking and we are looking forward to making even more progress in the future.

Second, I want to formally welcome Sandra Campos and Kimberley Newton to the Big Lots Board of Directors. Sandra is the chief executive officer of Project Verte and former chief executive officer of Diane von Fürstenberg. Kim Newton is the former senior vice president of consumer experience for Hallmark Cards. Both bring a wealth of experience to Big Lots with a specific appreciation for driving sustainable growth in consumer-focused spaces. Sandra and Kim complete a board that I truly enjoy working with, and that pushes our company to do better in a thoughtful and sustainable way.

Now, I’d like to turn to updating you on our first quarter. Our performance was strong versus last year in each month of the quarter, driven by basket size and greater than expected sell-through in all categories, but especially Lawn & Garden. Our performance versus our expectations accelerated mid-quarter with stimulus distributions under the American Rescue Plan Act. During Q1, we had more appropriate inventory levels than for most of the past year, but continued to have room for improved in-stocks. Similar to much of last year, as inventory quickly sold through, we were able to navigate through the quarter with fewer promotions than initially anticipated. This reduction in markdowns significantly offset the impact of higher supply chain charges.

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All merchandise categories performed well, and posted strong comps versus last year, with the exception of Food and Consumables, which each comped down 15%, due to being up against last year’s quarantine-related stock-up spending.

Despite the declines, we were pleased with our Food and Consumables performance for the quarter. In Food, we have started to see a bit of a shift away from grocery and baking categories and into more snacks, soda and on-the-go food. In Consumables, strength in Health and Beauty, two major areas of focus for the pantry optimization initiative, helped to offset the effect of lapping the stock up on paper and household chemicals last year. Pantry optimization continues to perform well and is a key driver of our Consumables performing stronger than Food on a two-year comp basis. In addition, we continue to strengthen our vendor relationships in this category to create even more value for Jennifer.

Furniture had another strong quarter, with comps up 14% versus last year, thanks to growth across all departments – especially Upholstery and Mattresses. In Ready to Assemble, home office continued to shine with nearly 50% growth, thanks to sustained macro trend changes as well as an increased offering of desks and chairs. Sales of our Broyhill branded products are a priority for the company as part of Operation North Star, and represented 18% of total furniture sales and 29% of total Upholstery sales for the quarter.

Our Seasonal assortment, which includes Patio, Lawn & Garden and Spring Holidays such as Easter and Valentines, was a true highlight during the quarter, comping up 51%. This was driven by a wonderful new assortment in patio and outdoor furniture. Even with macro-supply chain pressures and some arrival delays, we were able to get product out in front of our customers starting in February and have been able to sell more product than prior years with less discounting.

Soft Home had a very strong 21% comp increase, led by robust trends within the Home Organization, Decorative Textiles and Flooring categories. Home Organization saw +24% growth driven by plastic storage and increased closeouts in hampers, baskets, and waste cans. Kitchen textiles and decorative pillows both delivered high double-digit comps. In conjunction with the strong performance in Lawn & Garden, Patio and small rugs, which include Broyhill-branded accent rugs, both delivered strong comps of around 30%.

Apparel, now included in our Soft Home category, continued to grow in sales penetration with nearly a 90% comp partly fueled by an expansion of space for this key category, but also by branded closeouts and strengthened performance in accessories. We experienced strong sell through in graphic tees, women’s fashion tops, sweatshirts and jogger apparel. Closeouts continue to grow with our Apparel business as we create even greater value opportunities for our customer.

Hard Home Comps were up +9% to last year with Electronics delivering double digit increases driven by Phone accessories and charging units, computer accessories and the introduction of

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televisions. Key areas such as Floorcare, Kitchen Appliances, Vacuums, Dinnerware, and Hydration / beverage, delivered nice double-digit comps, partially offset by lower comp sales in fans, personal care, and housewares. Closeouts in Hard Home grew nearly 60% over last year with the ongoing supply of small appliances, vacuums, cookware, and electronic opportunities.

On top of our strong performance across categories, we have continued to see productive growth within our active Rewards membership, which reached an all-time high in Q1 of 21.4 million members and was up 12% year over year. We enrolled 2 million new members in Q1, and Rewards customers in total spent 27% more than last year and 12% more per customer. Over 72% of our sales this quarter were attached to our Rewards membership, which is up 800 basis points to the first quarter 2020. Finally, we continue to see great reactivation through thoughtful ‘win back’ programs.

Staying with our focus on attracting and retaining new customers to the Big Lots brand, we are thrilled that this quarter marks the initial rollout of a new brand campaign. The campaign, titled “Be A BIGionaire,” is grounded in extensive consumer insights around why customers love to shop us – including going all-in on celebrating every holiday – and outfitting their homes with high-quality, on-trend furniture and décor that has exceptional value. She sees us as the ‘home of the hunt’ – for exceptional bargains and surprising treasures. Our customer is an ‘all-American superwoman’ that loves to celebrate her uniqueness and sense of style. Out of these insights came the idea of the “BIGionaire” – someone who feels like a million bucks when they are shopping for deals at their neighborhood Big Lots. We’re kicking off this campaign in Q2 featuring an actor and comedian that truly encapsulates our brand: Retta, best known for her starring roles in Good Girls and Parks and Recreation. Why is she so perfect to kick this off? Because she’s been shopping at Big Lots for years, and her personality reflects the spirit of our savvy shoppers. She told us: “I’ll never forget hosting my first holiday party in my tiny, Los Angeles studio apartment years and years ago. What I lacked in space, I made up for in holiday spirit – from dishes to décor, I decked every hall and wall with essentials from my neighborhood Big Lots, and I’ve been shopping there ever since.” We are celebrating our community of BIGionaires and inviting new ones to join in on the fun and savings!

Moving on to ecomm, our investments have continued to drive the business, with 30% growth versus the first quarter of last year and continued growth in penetration of total business, with continued increases in traffic and conversion. Moreover, ecommerce demand saw significant growth in both our key furniture and our key seasonal Lawn & Garden businesses. Our recent omnichannel initiatives to remove purchase and fulfillment friction, such as Buy Online / Pickup in Store, curbside pickup, Ship from Store, and same day delivery with Instacart and PickUp, have been very successful and drove around 60% of our demand fulfillment. For the balance of 2021, we will be expanding our Ship from Store capabilities to eight additional locations – bringing the total to 55 in time for Holiday. Additionally, we are continuing to expand the payment type choices on-site to include Apple and Google Pay.

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Our Broyhill business continued to outperform our expectations. Broyhill generated over $225 million in Q1 sales after registering over $400 million in full year 2020 sales after a mid-Spring launch – well on its way to becoming an established, billion-dollar brand. We remain excited by the up-spend and return shopping behavior that we see from our Broyhill customers.

As we turn our attention to our Lot and Queue Line strategies, I am pleased to report that the Lot is now rolled out to over 1000 stores and the front-end Queue Line is approximately in 1200 stores. We continue to achieve around a 3 percent incremental combined comp lift from these two strategies. Based on this success, we are continuing with our current strategy to ensure that the roll out of the Lot and Queue Line footprints and assortments reach over 90% of our stores by mid-year.

As we have discussed on prior calls, a key aspect to our Operation North Star has been a keen focus of our expense architecture to assist in funding our initiatives. While Jonathan will discuss SG&A in a more detail shortly, I continue to be impressed by our strengthening culture of frugality. On top of our sales growth, we have been able to manage our SG&A for significant leverage and are on schedule to deliver and exceed $30 million of structural expense savings for 2021, bringing our cumulative savings under Operation North Star to over $130 million.

These SG&A savings and our topline growth will help fund key investments needed in our supply chain to increase throughput, improve efficiencies, drive in-stocks, and support cross-channel demand. We are pleased with the progress we are making with our forward bulk and furniture deployment centers, the first of which will open in late summer with the second opening shortly thereafter. In addition, we are continuing to roll out the final phase of a new Transportation Management System, or TMS. Over the past twelve months, we went live with new procurement and inbound modules, which optimize mode selection and quickly adapt to market conditions. We are now in the midst of going live with our Outbound module, which will optimize expense and timing for delivery to stores.

Another 2021 priority is to enhance the customer experience in our stores, particularly those stores that did not go through a full remodel under our Store of the Future program. This quarter, we will begin a multi-year program, which we are calling Project Refresh, to upgrade our stores with new exterior signage, interior repainting, and updated floors and bathrooms. This program will ensure a more consistent brand experience across our stores. We have been piloting a number of stores over the past few weeks and expect to get going on a broader rollout in the next couple of months. As we begin to rollout the BIGionaire brand campaign, it’s important for us to refresh our fleet as well. Importantly, Project Refresh will come at a much lower cost per store than our prior Store of the Future conversions.

We continue to look for even more impactful ways to enhance our in-store experience. As an example, given the growth and continued strength of our furniture assortment, we have been testing a new sales and staffing model in around 35 stores, with dedicated and trained furniture sales associates on the floor throughout the day. We are seeing double-digit sales lifts in these

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stores and will be expanding the program to a larger group of pilot stores over the next few months, with the potential to accelerate the rollout significantly in 2022.

We remain excited by the expanded merchandise opportunities in the business, and we are focused on driving customer-centric deals every day. These include expanded big buys and great deals across the store comprised of closeouts, engineered closeouts, and value-sourced products. Growth into new categories like apparel, gaming, luggage and sporting goods, combined with expansion in core areas of growth in pets, small appliance, consumables, home office, décor, and seasonal relevant merchandise are serving our customer demand well. As we focus on item merchandising and key value messaging, our customer is responding well.

As we discussed during our last call, we are launching new data-driven space planning capabilities this year and are well underway. Much of the background work and development has been or is being completed and we are looking to going live with the platform in late Q2 with benefits beginning to be realized in Fall. As a reminder, we will be using analytical tools to curate our buy cycles, optimize floorplans per store, further optimize allocation & replenishment, and improve store compliance for planogram execution – all of which will enhance our customer satisfaction and per-store productivity through a more relevant customer assortment.

Along with our merchandising initiatives and ecommerce-driven growth, we continue to see significant volume and operating profit opportunity from store count growth. Our net store count growth will accelerate in 2021, and we expect further acceleration in 2022 and beyond. This will be driven by both increased store openings, but also by slowing the rate of closures as a result of our highly effective store intervention program.

Our first quarter was strong and that strength has continued into the start of Q2. As we look at our performance throughout 2021, we will be referencing Comps on both a 1 and 2-year basis. Comps versus last year will look artificially deflated as we lap the first stimulus-driven sales period. Growth versus 2019, though, will highlight the underlying growth trend of the business, and reflect the impact of our Operation North Star initiatives. As Jonathan will discuss further, we expect to end the second quarter with negative comps versus last year, but up strongly versus 2019.

We expect to continue driving significant improvements in our underlying performance and shareholder value creation as we further strengthen our assortment and in-stocks, improve our supply chain, intelligently invest in our strategic opportunities, and manage our expense architecture with frugality. Despite the tough comparisons to last year in the second quarter, we are confident that our overall growth story will continue to be resoundingly clear.

I’ll now turn the call over to Jonathan for more insight on our financial results for the quarter and our outlook.

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Jonathan Ramsden
Thanks Bruce, and good morning everyone. As Bruce just said, our first quarter was very strong, driven by our underlying strategies and strong consumer spending resulting from the most recent round of stimulus. This was all brought together by our teams working very effectively, and focusing on creating value for our customer.

Net sales for the first quarter were $1.626 billion, a 13% increase compared to $1.439 billion a year ago. The growth was driven by a comparable sales increase of 11.3%, which included a significant benefit from the new round of stimulus payments under the American Rescue Plan Act, not factored into our low single digit guidance for the quarter. Comps were driven by strong basket growth, as our merchandise mix shifted toward higher ticket categories. Comps were positive in each month of the quarter, but strongest in March on both a one and two-year stacked basis.

Net income for the first quarter was $94.6 million, compared to $49.3 million in Q1 of 2020. Diluted EPS for the quarter was $2.62. As a reminder, we reported EPS of $1.26 last year. EPS for the quarter was far ahead of our original guidance of $1.30 to $1.45, reflecting the significant sales beat, strong control of expenses, and some modest benefit from share repurchases.

The gross margin rate for Q1 was 40.2%, up 50 basis points from last year’s first quarter rate, with a significant reduction in markdowns offsetting freight headwinds, and, along with positive mix effects, enabling us to come in slightly ahead of beginning of quarter expectations. Both the markdown savings and the freight headwinds were greater than initially expected, with freight costs causing close to 180 bps of gross margin contraction year-over-year.

Total expenses for the quarter, including depreciation, were $531 million, up from $496 million last year. Key drivers of the increase were $12 million of additional expense from the sale and leaseback of our distribution centers, $9 million of additional store and corporate bonus expense, and $9 million of higher non-cash equity comp expense. All other expenses were roughly flat to last year despite the significant sales increase.

All of the above drove us to an operating margin for the quarter of 7.5% versus 5.2% last year, a first quarter record despite the impact of the freight headwinds, and the expense impact from the sale and leaseback of our distribution centers last year.

Interest expense for the quarter was $2.6 million, down from $3.3 million in the first quarter last year, primarily as a result of paying off the balance on our unsecured line of credit earlier in 2020, partially offset by notional interest associated with the gain deferral on our sale/leaseback transactions.

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The income tax rate in the first quarter was 21.8% compared to last year’s rate of 27.2%, both impacted by discrete items related to the settlement of equity awards. Prior to discrete items, this year’s income tax rate was 27.1% compared to last year’s rate of 25.9%.

Moving on to the balance sheet, total inventory was up 12% to $901.5 million, which compares to our beginning of quarter guidance of up 15% to last year. The 12% increase was driven by higher in-transit inventory and the lapping of atypically low inventory levels at the close of the first quarter in 2020. Inventories were down 3% to Q1 2019 despite a much higher two-year sales trend, and we look forward to further rebuilding inventory levels during Q2, while retaining strong 2-year turn improvement.

During Q1 we opened 13 new stores and closed 8 stores, leaving us with 1,413 stores and total selling square footage of 32.2 million.

Capital expenditures for the quarter were $32 million, compared to $29 million last year. Depreciation expense in the first quarter was $34.0 million, approximately $4 million lower than the same period last year.

We ended the first quarter with $613 million of Cash and Cash Equivalents, and $32 million of long-term debt. As a reminder, at the end of Q1 2020, we had $312 million of Cash and Cash Equivalents, and $437 million of long-term debt. This represents an improvement of over $700 million in net cash on-hand.

We repurchased 1.1 million shares during the quarter for $78 million at an average cost per share of $67.45, under our previously announced $500 million share repurchase authorization. There is approximately $250 million remaining as of the end of the first quarter 2021. Share repurchases remain an important part of our capital allocation strategy going forward, in particular given our significant excess liquidity.

As announced in a separate release, our Board of Directors declared a quarterly cash dividend for the second quarter of 2021 of $0.30 per common share. This dividend is payable on June 25, 2021 to shareholders of record on the close of business on June 11, 2021.

Turning to the second quarter, we expect to achieve diluted earnings per share in the range of $1.00 to $1.15, compared to an adjusted $2.75 per diluted share for the second quarter of 2020. The guidance does not incorporate any share repurchases we may complete in the second quarter. As has been our practice over the past several quarters, we are not providing full year guidance on sales or earnings per share at this point.

The second quarter guidance is based on a negative, low double-digit comparable sales decline, offset by a sales benefit of approximately 150 bps from net new and remodeled stores. The negative comp reflects the tough comparisons we are up against from Q2 last year, but equates to around a 20% two-year stacked comp.

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We expect the second quarter gross margin rate to be down approximately 200 basis points to last year, driven by macro-headwinds in freight, some mix impact from Pantry Optimization, as well as the impact from lapping the markdown benefit in 2020 resulting from outstanding sell-throughs. Versus 2019, we expect the gross margin rate to be approximately flat.

As we discussed in last quarter’s call, we expect adverse freight effects to continue throughout the year. For the full year, we expect a gross margin rate impact of approximately 125 to 135 basis points, resulting in gross margin rate being close to 2019 levels, i.e. modestly down to 2020. We continue to focus on promo/pricing optimization and shrink reduction as positive margin levers moving forward.

From an SG&A perspective, at our projected sales levels, we expect deleverage in the quarter, with expenses down slightly to 2020 on a more significant decline in sales. However, this will equate to strong leverage versus 2019, driven by our structural Fund the Journey savings and our ongoing mindset of frugality.

We now expect SG&A expense dollars for the year to be up slightly to 2020, with the increase from prior guidance reflecting stronger than expected sales performance. On a year over year basis, incremental expenses are driven by the sale and leaseback of our distribution centers, investments in our new Forward Deployment Centers, other increases in strategic investments, and higher equity compensation expense. These increases are mitigated by more than $30 million of structural expense savings. By the close of 2021, we will have achieved more than $130 million of run-rate structural cost reductions versus the start of 2019. We expect to drive additional savings going forward.

We now expect 2021 capital expenditures to be around $200 to $210 million. This outlook has moved up modestly as we continue to opportunistically lean into strategic investments to strengthen and accelerate the business. These include slightly higher new store openings, initial capital for our new store refresh program, adding more ship from store locations, and other technology projects to enhance our customer experience in-store and online. We continue to expect to open between 50 and 60 stores in 2021, of which around 20 will be relocations. Meanwhile, we continue to make excellent progress on holding down store closures through our store intervention program, focused on diagnosing and addressing the root causes of store under-performance. For 2021, we expect around 15 outright closures.

On a net basis, we expect total store count to grow by about 20 stores in 2021. This will represent a meaningful acceleration from 2019 and 2020 and, as Bruce said, we expect to further accelerate in 2022 and beyond.

We continue to expect inventory to increase significantly versus 2020. By right-setting our inventory levels, we will be positioned to capture sales that we left on the table last year, and greatly improve our customer’s in-store experience, and we are seeing a clear conversion benefit as inventories rebuild. Additionally, to mitigate some supply chain pressures, we will

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accelerate some receipts into Q2 ahead of the peak inventory build period in Q3. Versus last year, we expect ending Q2 inventory to be up around 30%, equating to up around 5% versus 2019, which will reflect strong turn improvement. We expect similar two-year inventory increases in Q3 and Q4.

Overall, our second quarter will mark tough comparisons to an exceptional quarter last year, but continued strong growth and performance compared to 2019.

I’ll now turn the call back over to our Moderator so that we can begin to address your questions. Thank you.

Operator
Thank you. We'll now be conducting your question and answer session. If you'd like to be placed into question queue, please press “*” “1” on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press “*” “2” if you'd like to remove your question from the queue. For participants using (INAUDIBLE) equipment, it may be necessary to pick up your handset before pressing “*” “1.”

Once again, to be placed into question queue, please press “*” “1” at this time. One moment please while we pull for questions. Our first question today coming from Joe Feldman from Telsey Advisory Group. Your line is now live.

Joe Feldman
Well, great. Hey, guys, thanks for taking the question and congrats on a great quarter.
Wanted to better understand, on — on the merchandising side, you know, you're starting to hear about some new products. You know, we know apparel has been something you've been leaning into a little more. I heard you mentioned televisions today. We — were — were both of those or all of what you're selling close outs, or are you actually trying to have a more normal, you know, flow of product in those two categories?

Bruce Thorn
Hey, Joe, this is Bruce. I'll take — take that question. Thanks, also, for the quarter compliments. Yeah, we're really pleased with what we're doing in merchandising. As you — as you heard, had double digit comps across all the categories, with exception of food and consumables, seeing nice traction on our Operation North Star strategies.

And one of the things that we've done is used the Lot as a — as an innovation lab. And what that's left us with is good insight as to what our customers want. And one of the things that they want was they showed us that they wanted was apparel. And so what we've done is we've leaned into apparel. We're seeing great, great response with the growth rate there with our customers.

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Much of that item — those items are close outs, but many of them are not. We're seeing nice branded close outs, with Justice, Nine West, Jordache, Union Bay, Jones New York, just to name a few. So actually, you know, that is nice growth, continued growth. We expect to expand that growth going forward, both in close out, great value, or off-price retail, if you will, as well as — as well as normal stocking of that assortment.

The television was an opportunity buy. We had a major retailer cancel a buy. We wanted to see how that worked. It worked very well as a traffic driver. And — and then the — the correlation attachment sales. And that's something that we'll lean into and learn more going forward. But we're open to learning and adding more traffic driving items that then have the customer shop the entire floor. And we're pleased with what we're seeing. Jack’s doing a nice job bringing newness to the assortment and optimizing the assortment in both traffic drivers, margin drivers, et cetera.

Joe Feldman
That's helpful. Thank you. And then wanted to — can you share a little more color on the new labor model? That seems like it could be a pretty important change for you guys going forward. Like, does it include — are you leveraging technology, I assume, and then new training and, like, the cost of rollout and time to roll out things like that maybe you can share?

Jonathan Ramsden
Joe, I’ll be happy to jump in on that. Are you talking about the furniture sales model that we referred to in the script? Is that the question?

Joe Feldman
Yeah, I thought it was broader than furniture. But yeah, that that's what I was talking about. You mentioned there was a new labor model. You’re seeing a good lift and you want to have it in all stores by the end of next year. And I was just wondering if you could share more color on that, the drivers and how it works. Training and such.

Jonathan Ramsden
Yeah, so I'll start on the furniture piece. And then, you know, maybe Bruce will want to comment more broadly. But yeah, what — what we've done is we put, you know, dedicated furniture teams into a number of stores, which — where we think there’s a significant opportunity to grow our furniture business.

And that has done, you know, so there are — they're dedicated, there's somebody on the floor pretty much the entire time the store is open. And that is working very well, and we're seeing a very nice return on that. Obviously, there's a, you know, decent expense associated with it, but the incremental sales we're getting from that are really strong. And we're also testing putting more furniture inventory in some of those stores, which has also yielded very positive results.

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So we're very interested in that. We've got a pilot running currently. And then we see the opportunity to significantly expand that in — in 2022. But we — yeah, we — we're very excited about that.

Joe Feldman
That's helpful. Thanks so much, guys. Good luck with this (INAUDIBLE) —

Bruce Thorn
Thanks, Joe. Thanks, Joe.

Operator
Thank you. Our next question today is coming from Peter Keith from Piper Sandler. Your line is now live.

Peter Keith
Hi. Yeah, thanks. Good morning, everyone, and happy Friday to you. So Jonathan, you — you've done a pretty good job of — of not guiding but also providing some helpful metrics just around margins and inventory. So I guess I'll have to ask around sales. When you're looking at that two year stack comp of 20%, for Q2, what would prevent that from continuing for the rest of the year? Or do you — is a good way to think about that as a — as a decent run rate as we look out to Q3, Q4?

Jonathan Ramsden
Hey, Peter. Good morning, and thanks for the question. Yeah, so we guided to a two-year stack of around 20, which is up against plus 31.4 from last year. So that implies low double digit comps for this year. And that represents a moderation, you know, in the two year stack of a little bit from Q1. We do expect that's going to moderate further in Q3 and Q4.

You know, we — we're continuing to get stimulus benefit in first half. Most of that impacted Q1, but some of it is continuing to have an impact on Q2. We've got the federal unemployment benefits will continue through the end of Q2, and then those effects will largely have played through at that point. So in the back half of the year, we won't have those same benefits on a two-year stack comp basis.

We will start to get the benefit from the new child tax credit payments beginning in July. So that should give us a bit of a benefit. But that won't offset the impact of the stimulus and the federal unemployment that we've been benefiting from in front half of the year. The other piece of that would be the nesting trend, which has been very strong for us. We don't know exactly how that's going to play out going forward, but we assume in our internal forecasting that there will be some moderation of that through — through the year as things return more to normal and people are out and about spending on categories outside the home.

Peter Keith

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Okay, very good. And maybe on that — the home nesting trend. So we know there was an enormous supply chain backlogs across the furniture industry. Looking at furniture specifically, how is your inventory position there? I do believe some of your suppliers are U.S. based. Are you having difficulty getting product? And if not, do you think maybe you're picking up a little bit more share because of your — your in-stock positions?

Jonathan Ramsden
Yeah, Peter, I'd say we've been, you know, we — we've had challenges getting inventory through our DCs. There have been some delay receipts because of some of the, you know, the issues that are sort of widely reported around supply chain challenges. But we — we feel increasingly good about our inventory levels. They're now up nicely, year over year. And as we said, we expect to be up around 30% year over year at the end of Q2, so in a much healthier place from an inventory standpoint. So it's been a, you know, a bit of an effect, but we believe it's working its way through the system. And we're going to be pretty close to where we want to be pretty soon here.

Peter Keith
Okay, sounds good. Thank you very much.

Jonathan Ramsden
Thanks, Peter.

Operator
Thank you. Our next question today is coming from Anthony Chukumba from Loop Capital Markets. Your line is now live.

Anthony Chukumba
Good morning. And let me share my congratulations on a strong quarter as well. So my question — you mentioned — I thought I heard that you paid a special cash bonus to all your store and DC associates. And I guess I just had two quick questions. First off, what was the total amount of that bonus? And then, second off, do you anticipate, you know, further — further — potentially paying further bonuses later this year? Thank you.

Jonathan Ramsden
I'll be happy to take that one, Anthony. Good morning. Yeah, we paid out $3.5 million at the end of Q1 to our hourly store and DC associates. And we, you know, we'd had a very strong quarter and we wanted to recognize the contributions of everybody across the company who participated in driving that great outcome. So we were very happy to have the opportunity to do that it and it equated to $100 for every hourly associate, pretty much, and then $150 for store managers and assistant store managers, basically. So you know, going forward, we'll continue to look at the appropriateness of doing things like that. We're certainly always grateful to have the opportunity to do that and to reward everybody across the entire team.

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Anthony Chukumba
Got it. Thank you.

Jonathan Ramsden
Thanks, Anthony.

Operator
Thank you. Our next question today is coming from Jason Haas, from Bank of America. Your line is now live.

Jason Haas
Morning. Thanks for taking my question. So Bruce, since you've joined, you've made a lot of changes in stores, a lot of improvements. You've also brought in Broyhill, which is a higher quality brand. So my question is, do you feel like you're bringing in a new customer, maybe a higher earning customer? Or do you feel like the changes that you've made is really just capturing more wallet share with — with your existing customer base?

Bruce Thorn
Hey. Thanks, Jason. Yeah, I do think that, you know, when — when I first started, we — we thought our customer was maybe just lower income and aging with us. But our customer is very strong today, is actually middle class, American Superwoman, upper 40s. She's not aging and as we sell more furniture, like Broyhill, she's actually — those types of customers are younger.

We do — you know, we have doubled down on the — the fact that she's all about the hunt, the bargain, and the treasure, and those are the things we're leaning into. I will also say that, you know, with the — with the addition of some of the Operation North Star strategies we've done, like the Lot, which focuses on, you know, life's moments and newness, we're seeing great attraction with customers shopping that and then coming back for more. And that's — that's an upscale assortment and an innovation lab for us that you saw with the — with the apparel.

Broyhill, I mean, so proud of what we've done with Broyhill as well. Broyhill, just — just going back to some of the highlights, $225 million in Q1. That’s 60% of what we did for the full year in 2020 and 224% growth, so that's well on its way to being a billion-dollar brand. And it really brings in a nice customer that then shops the entire store. Those customers are coming back and shopping more often. I think our pantry optimization has really focused on the entertainment and the fun rather than the chore. And — and our ecom business just makes it really easy. I mean, just highlighting it once again, doing 95 million in sales in Q1 is — is more than we did in all of FY 2019. So it's really interesting to see how the customer is shifting.

We’re now up to 21.4 million rewards customers, active file, which was a 12 percent growth year over year. Transactions with these rewards customers are up 23 percent versus last year Q1. We’re feeling great about our net promotor scores increase into the highest level, and so I think overall, we’re getting a better customer, a more loyal customer that shops us more

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frequently and is loving the improved freshness of the assortment the merchant team is putting together.

Jason Haas
Thanks, that’s great to hear. And, then a question for Jonathan. You’ve provided some more updated color on cost framework, or margin framework for the year. So, I guess my question is, I’m trying to parse out what’s really changed here. We’ve had some other retailers have talked about some extra cost pressures, both in freight, which you mentioned, and also on labor costs. But, it sounds like you’re also making some investments in SG&A. So, just trying to parse out in terms of the guidance what’s really changed in terms of how much of it is external pressures versus how much of it is investments back in the business.

Jonathan Ramsden
Yeah, hey Jason. Yeah, so let me break that answer into two parts around gross margin and SG&A. So, we said on the prior call the gross margin rate for the year would be slightly down for the full year versus 2020, and we’re saying it’s going to be a little more down now and more close to where we were in 2019, so roughly flat on a two-year basis. However, we did do a little bit better in Q1 than we guided to. So, what you’re seeing in the back half of the year is the incremental freight pressure has grown relative to what we thought a quarter ago. We were able to more than offset that in Q1 through lower mark downs and lower promotions in particular, but as we look out for the balance of the year, we see a greater impact than we did last quarter, so that’s what’s causing us to take our gross margin rate guidance down just a notch.

On SG&A, we’ve taken our overall expense guidance for the year from down to last year to slightly up now, which is what we’re seeing and, as you’ve seen in Q1, we were up fairly significantly in Q1. So, as we look out at the balance of the year, we expect SG&A to be kind of relatively flat for the full balance of the year.

So, what we saw in Q1 was we had not yet lapped the sale and lease back, which was a fairly significant impact in Q1. As we get to June, we will have lapped that, so that’s kind of out of the model in terms of a year over year change. We also had significantly higher bonus expense in Q1 this year, given our strong performance and how that plays into the formula for the year. That caused a significant increase in bonus expense to be booked in Q1, and certainly a higher proportion of the bonus expense to be booked in Q1 than a year ago. And we then we also had the spot cash bonuses to hourlies we talked about a moment ago. And then we also had equity compensation expense higher because when our awards were granted for accounting purposes, our performance share award stock price was much higher than it had been a year ago, certainly. So, that’s causing a lot of incremental expense on the non-cash equity compensation line.

So, that’s some of the effects and then obviously, we were up against COVID expenses in 2020, which continue to some degree but a lower level, and then we had some normal flex expense

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related to higher sales in Q1, although we feel very good about how well controlled that was. So, I think that’s really--what’s really driven it is Q1 relative to what we previously thought, and then some of that equity comp expense continuing to roll through the year is probably the biggest driver. So, it’s not a dramatic increase. We talked about some of the other things we are continuing to invest in. They’ve moved up a little bit since our last call, particularly around the forward deployment centers where we have some more ’21 expense than we were projecting a quarter ago. But I think they’re the main call outs for the SG&A piece.

Jason Haas
Got it. That’s really helpful. Thank you.

Jonathan Ramsden
My pleasure. Thank you.

Operator
Thank you. As a reminder, that’s Star 1 to be placed in the question queue. Our next question today is coming from Brad Thomas from KeyBanc Capital Markets. Your line is now live.

Brad Thomas
Hi, good morning, Bruce and Jonathan. Congrats on the great start to the year here. Just wanted to follow up on some of the prior questions around margins and was wondering if you could share your thoughts on some of the medium- and longer-term opportunities or headwinds as you think about gross margin. I mean, on the one hand, we’ve come off of a period that I think retailers have been less promotional, which may have been a tailwind for you. On the other hand, clearly, the furniture business in Broyhill potentially could be some real nice drivers for you if they continue to grow in your mix. So, just curious how you’re thinking about the gross margin opportunity longer term.

Jonathan Ramsden
Yeah, I’ll be happy to kick off on that one, Brad. I think we see--it’s a great question because we see some significant potential levers going forward, which may have a little bit of an impact in ’21, but we think are likely to be more significant over time. One of those is around new tools around promo, pricing, markdown optimization that we’re planning to get going on in the next quarter or two, and we think will be a significant lever and make us much more scientific around that. The space planning tools we referenced in the prepared remarks will also help us from a margin standpoint, as well as helping with the topline, so that--there are new tools and new processes we’re rolling out that should be helpful.

Mix, to your point, we would expect to get an ongoing benefit from as we continue to mix more towards higher margin categories, and we continue to think there is opportunity in shrink over time. We have a program now focused very heavily on our highest ranked stores and how we get those down to close to the company average, and if we just tackle the top 50 to 100 stores alone, there’s a pretty significant shrink benefit there. So, we’re rolling out new tools and

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technologies around that too, which are already starting to yield a very nice return and we’ll be rolling out more extensively in 2022.

So, yeah, we definitely believe there are margin drivers going forward. Another one to add would be our relationships with our suppliers and continuing to work collaboratively with our suppliers to manage costs effectively. So, we think there are a series of tailwinds we’ll have going forward and then eventually as well, we expect freight headwinds will start to turn around and could become a tailwind at some point in 2022.

Brad Thomas
Great, and if I could ask a follow up on Food and Consumables. Clearly, an important traffic driving category for you and I know it can do transactions for customers when they’re in there looking for furniture. Can you talk a little bit more about what exactly the food consumables strategy is as we look forward and how you can improve it going forward?

Bruce Thorn
Yeah, thanks, Brad. Food and Consumables, like we mentioned last year, we really rolled out our pantry optimization initiative, which was to accentuate the entertainment food and food and take space away from some of the staples, like a can of peas, where we won’t win, or having multiple staples where we’re just at best competitive. So, our food and entertainment type of items are items that she really comes and shops us for and we’re seeing nice traction in those items, and then giving up more space to consumables, every day low prices in that area, allowing her to shop further down her list on home essentials and the chemicals there. So, what we’re seeing is over the two year stack, we’re seeing nice performance out of our pantry optimization as she basically comes to us, shops her list, and pantry items, maybe completes her trip at another store on some of the refrigerated cooled types of foods.

But, what we saw was our opportunity to basically address the fun shopping trip rather than the chore, where we can compete better, and we’re seeing nice traction in that.

Brad Thomas
Great, thank you so much.

Bruce Thorn
You got it.

Operator
Thank you. Our next question today is coming from Karen Short from Barclays. Your line is now live.

Renato Basanta
Hey, guys. Good morning. This is actually Renato Basanta on for Karen. Thanks for taking my questions. So, just I was wondering if you could talk a little bit more about how you’re thinking

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about how you’re thinking about that low double digit comp decline guidance in 2Q. Obviously, a lot of moving parts with stimulus and month to month, just a lot going on. But, maybe you can help us by framing the guide relative to what the actual comp has been thus far in May, just maybe actually give us that May number on a two year basis, so we can compare that to that 20 percent incorporated in guidance.

Jonathan Ramsden
Yeah, Renato, good morning and I’ll be happy to take that. So, yeah, we don’t typically give a specific quarter to date commentary, but as we said in the prepared remarks, May is off to a good start and we are running ahead of what we’re guiding to for the full quarter, but we do expect there to be some moderation in the two year trend for the quarter, given what we’re up against from a month by month standpoint last year. So, we feel good about where we are today for the quarter.

I think if you try to deconstruct it a little bit, it’s clearly important to look it at the two year and on a one-year basis. On a two-year basis, again, we talked about that around 20 percent two-year stack comp, which we feel really good about. If you go back to Q1, we talked--our overall comp of 11.3, we think about half of that was driven by our internal initiatives, all the ones we talked about earlier in the prepared remarks, with the balance being the net effect of stimulus and unemployment benefits, and us being less promotional year over year.

So, I think the important point for us is the stimulus, the unemployment will play its way out over time. What we are really focused on is the underlying core trend of our business, and we feel really good about where that’s been and, when all the stimulus has faded out of view, we--our focus is on continuing to sustain comps above [corrected from “below”] our historic run rate, and we’re optimistic that we are accomplishing that when you pull out the stimulus and other effects today, and that we’ll be able to sustain that going forward.

Renato Basanta
Okay, great, that’s helpful. And, then can you just give us an update with respect to e-commerce profitability, how you’re thinking about that as the business continues to scale and maybe talk about the impact of your newer offerings like Instacart and PickUp, etc., and then also the impact from some of the fulfilment and supply chain initiatives. Thank you.

Bruce Thorn
Yeah, I’ll take that. And, Jonathan, you can add some more color. Hey first off, thanks for asking. Our e-commerce team has just done a fabulous job, $95 million in sales in Q1 plus 30 percent as we mentioned. Now that’s five times what we did in Q1 of 2019 and more sales in Q1 than we did in all of 2019. So, in terms of profitability, we remain about two-thirds of that e-comm business being buy on line, pickup in store, curbside service, which is quite profitable, pretty much has no shipping expenses on par with our store margin if you will, our profitability.

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The same day service at Instacart and pickup are--is our next profitable. We do pay a fee for that, which decreases the profitability slightly, but it’s still quite profitable. And, then if we go to our delivery from store, which is a two-day delivery, and you heard us talk about this from 47 ship from stores, or delivery from stores, 55 now in second quarter. That is still profitable, but a less rate than the same day Instacart and PickUp deliveries.

We’re seeing a nice growth. Our key focus as we grow our e-comm business and really making it simple and easy for our customers to shop us was to do it in a productive profitable manner. We see that continuing. Our focus right now is on removing more friction in the transactions that comes with the Apple and Google Pay and there’s more than that that’ll come later. Now we’re moving to online chat, SMS text messages. All these things are helping us achieve the highest ever conversion rate we’ve ever had, which his just shy of 1 percent now, and we still believe this is a channel that will do $1 billion and do it productively and profitably as we go forward.

So, we’ll continue to add more and more skews, extending the aisle. We--the good news is that she comes to e-commerce and traffic is very strong and in fact, in some categories, we’ve struggled in first quarter just to have the inventory productivity--or availability and we’re now leaning into that to catch up. So, we feel pretty good about--actually feel very good about where our e-commerce is going and us as an Omni-channel retailer in total.

Renato Basanta
Great, thanks for the color. Best of luck.

Bruce Thorn
You got it.

Operator
Thank you. We’ve reached the end of our question and answer session. Ladies and gentlemen, that does conclude today’s teleconference and webcast. A replay of this call will be available to you by 12 noon eastern time this afternoon, May 28th. The replay will end 11:59 PM eastern time on Friday June 11th. You can access the replay by dialing toll free 877-660-6853 and enter replay confirmation 13719566 followed by the # sign. The toll number is 1-201-612-7415, replay confirmation 13715966 followed by the # sign.

You may now disconnect and have a great day. We thank you for your participation today.

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